EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form SB-2 of our report dated October 28, 2005 on our audit of the financial statements of FermaVir Research, Inc. (A Development Stage Company) as of April 30, 2005 and for the period from December 20, 2004 (Inception) to April 30, 2005 which includes an explanatory paragraph relating to the ability of FermaVir Research, Inc. to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in this registration statement.

/s/ J. H. Cohn LLP
Jericho, New York
January 30, 2006